Exhibit 10.7

Certain terms have been omitted pursuant to Regulation S-K Item 601(a)(6). The Registrant agrees to furnish supplementally a copy of any of the terms to the SEC upon request.

CONFIDENTIAL

Contract Number:

Exclusive Agency

and Distribution Agreement for

Game Products

Party A：HongKong Grand Universe Technology Limited

Party B：Nexfun Company Limited

Exclusive Agency and Distribution Agreement for Game Products

This Agreement is entered into on July 1, 2024.

Parties:

●	Party A: HongKong Grand Universe Technology Limited Address: Room 50031211, 125/F One Midtown, Yau Lee Centre, 45 Hoi Yuen Road, Kwun Tong, 11 Hoi Shing Road, Tsuen Wan, Hong Kong Contact Person: Vivi Chan Email: [***]

●	Party B: NEXFUN Company Limited Registered Address: Lo A17B, Floor 3A, KoCham Office Building, Le Duan Street, Phu Hoa Ward, Thu Dau Mot City, Binh Duong Province, Vietnam Contact Person: Liyun Email: [***]

Party A desires to obtain from Party B the exclusive license to distribute and operate the mobile app versions of the games《idle Game，Tile Game，Screw Game》within the agreed scope. After mutual consultation, the Parties agree as follows:

1.	Representations and Warranties

●	1.1 Each Party is a legally established and validly existing independent legal entity.

●	1.2 Each Party is qualified to engage in the cooperation under this Agreement and will maintain such qualification during the term.

●	1.3 Each Party’s authorized representative has full authority to sign this Agreement.

●	1.4 Each Party has the ability to perform its obligations hereunder, and such performance does not violate applicable laws or infringe third-party rights.

●	1.5 Any breach of the above representations constitutes a breach of this Agreement, and the breaching Party shall bear liability accordingly.

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2.	Definition

Unless otherwise agreed by both parties, the following terms in this agreement and its annexes shall have the meanings as set forth below (the headings of the chapters and clauses of this agreement are for convenience only and shall not be used to interpret this agreement):

2.1	Game: Refers to the mobile app version of 《idle Game, Tile Game, Screw Game》 (subject to the final released game name), developed and fully owned by Party B, including complete ownership and intellectual property rights, as well as updates, upgrades, patches, sequels, and expansion packs for iOS and Android versions. For the avoidance of doubt, the H5 version and mini-programs of 《idle Game, Tile Game, Screw Game》 operated in cooperation by Party B or a third party designated by Party B in Mainland China (subject to the final released game name) are not within the scope of authorization of this Agreement and are not governed by this Agreement.

2.2	End User: A user of the online game services provided and operated by Party A, each end user has a designated ID number.

2.3	User Data: Refers to data related to the end user and the game, including but not limited to the appearance (face/body, etc.) and attributes (level/experience points, etc.) of in-game characters, item inventories, and any other data related to the end user, hereinafter referred to as ‘User Game Data’; as well as all identity information of end users, including real name, ID number, credit card, address, landline phone, mobile number, email, or other identity information of the end user, hereinafter referred to as ‘User Registration and Identity Information’.

2.4	SDK: A software development kit developed and provided for mobile developers, including mobile client SDKs and server-side SDKs, along with corresponding sample source code, development manuals, and other development tools used to create mobile applications, designed to call payment interfaces and guide users through the payment process.

2.5	Confidential Information: All materials, technical knowledge, software, or other information, including but not limited to all proprietary information and materials related to a party’s technology, products, or business, or any information that a party considers should be kept confidential from peers.

2.6	Intellectual Property: All patents, designs, utility models, copyrights, know-how, trade secrets, trademarks, service marks, trade dress, or other intellectual property rights related to the game or technical information. Intellectual property also includes any modified game names and character names, any modified forms of images in the game, any modified service marks, trademarks, and other relevant intellectual property rights arising from changes to game services in the given territory.

2.7	Day: refers to a business day.

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2.8	Commercial Operation: The stage in which Party A officially makes the game publicly available to users and provides paid services within the game and through other channels. Paid services include, but are not limited to, time-based billing, subscription systems, and item sales.

2.9	Total Operating Revenue: The total nominal amount of revenue that Party A receives after deducting from the consideration paid by the advertising company the payment channel fees (i.e., costs incurred from using third-party payment channels), distribution channel shares, taxes, and bank fees (if any). It can be identified based on the revenue amount recognized by Party A, regardless of the payment method, and shall be subject to Party A’s backend sales data. When calculating total operating revenue, appreciation or depreciation factors should not be considered. If cash income is generated from sales of game derivatives or other related products, such income shall not be included in the “Total Operating Revenue” and the parties shall separately negotiate the revenue sharing.

The following types of non-profit operational revenue that users have not actually paid in legal tender are not considered fees paid by users for game services, are not included in the total operational revenue, and are not subject to revenue sharing, including but not limited to:

1) Game vouchers, virtual currency, or the platform’s virtual currency given to users by Party A through game activities or other means;

2) Other game virtual currency or the platform’s virtual currency obtained by users without actual payment;

3) Test points: referring to in-game currency recharges conducted for testing purposes;

4) Customer service compensation or returns: referring to in-game currency returned by customer service staff in response to user purchases or other actions;

5) Bad debts or uncollectible amounts: referring to amounts that Party A fails to actually receive due to user refunds, credit card fraud, or use of fraudulent cards.

2.10	Error: refers to defects and bugs that prevent the game or related software from operating according to the proper configuration requirements and the files provided by Party B to the end users during game operation, or software malfunctions that worsen the use of the software. However, this error does not refer to, nor does it include, any defects and bugs directly or indirectly caused by external factors. External factors include, but are not limited to, hacker attacks and issues not caused by the aforementioned game, files, and software defects and bugs. Errors can be divided into two types: major errors and minor errors, defined as follows:

Major Error refers to an error that causes the complete halt and interruption of game services or customer support systems.

Minor Error refers to all other errors not included in the definition of “Major Error” above.

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2.11	Update: refers to supplementary improvements to a game product, including but not limited to changes, modifications, or additions to game rules, the addition of events, facilitating end-user usage, altering level reward rules, implementing an online messenger system, adding new game items and mission modes. Updates may take the form of patches, expansions, or other formats.

2.12

Availability: refers to the game’s ability to provide normal service during the specified period, usually expressed as a percentage.

Availability = (Time the game provides normal service − Time the service is unavailable) / Time the game provides normal service × 100%;

Where: Game normal service time defined in the agreement: 24-hour around-the-clock service − scheduled maintenance downtime;

Time the service is unavailable: the cumulative time from when a failure occurs to when it is restored.

2.13	Promotable Test Version: is a version of the game that can be found and successfully launched on the App Store and/or Google Play after its release, allowing users to register a game account, log in, and use the corresponding game services.

3.	License

3.1	In accordance with the provisions of this agreement, Party B hereby grants Party A the exclusive, non-transferable, sublicensable rights to the mobile app versions of the games 《Idle Game, Tile Game, Screw Game》 within the authorized territory. These rights include the right to provide the games to end users, promote, distribute, and publicize the aforementioned games, the right to use technical information for these purposes, as well as the rights related to advertising on gaming platforms. The specific scope of authorization includes, but is not limited to:

3.1.1	Operate, publish, sell, promote, or market the licensed game in any form through any distribution channel within the authorized territory;

3.1.2	Modify, improve, and enhance promotional materials related to the distribution, marketing, sales, and authorized game operations within the authorized territory;

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3.1.3	Exercising the licensed rights through the use of the game program;

3.1.4	Using or modifying files;

3.1.5	Allows Party A and its affiliated companies, or third parties to whom Party A transfers the agency operation rights or obtains co-operation rights, to exercise the above rights within the authorized territory. This transfer of agency operation rights must be approved in writing by Party B in advance. To avoid any ambiguity, Party B has the right to refuse Party A’s request to transfer the agency operation rights.

3.1.6	Grant Party A the rights to live stream and record the authorized game. Party A may sublicense or sub-authorize this right to third parties.

In order to clarify the meaning of exclusivity, Party B agrees not to provide services, use, promote, distribute, and/or market the licensed games within the authorized territory, and shall not grant any of the above licensing rights to any company, organization, or individual other than Party A.

3.2	Party B hereby grants Party A the rights to use the trademarks, logos, character names, trade names, or other names (“Identifiers”) owned by Party B in relation to game services, usage, promotion, distribution, and marketing in the specified region.

3.3	When the game is serviced, used, promoted, distributed, and marketed, Party A is responsible for creating and using logos, trademarks, character names, trade names, or other names (“Logos”). If Party A believes from an operational perspective that the Logos need to be changed due to user perception or other social environmental factors, Party A may propose a suitable new logo (“New Logo”) and notify Party B of the change in writing. The change and use can proceed after obtaining written consent from Party B.

3.4	Party B hereby explicitly grants Party A the rights related to the game that can be used during the cooperation period for game services, use, promotion, distribution, and marketing (including but not limited to game character names, logos, portraits, audio and video, scenes, costumes, and other game-specific items).

3.5	Authorized Territory: Worldwide, excluding Mainland China.

3.6	Term of Authorization: The rights granted under this agreement shall take effect from July 1, 2024, and shall remain valid for a period of three (3) years.

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4.	Servers

4.1	Server Costs and Setup: Party A shall bear the necessary hardware equipment, broadband resources, and costs required for game operation, and shall complete the installation, debugging, and maintenance of the required server software. Party B shall install and set up game servers, database servers, network servers, and other necessary servers within the agreed area, and place the servers in an online network environment suitable for providing game services.

4.2	Game Deployment: Party B shall provide detailed game deployment and installation documentation, and actively cooperate with Party A to resolve any issues encountered during the game installation process (including but not limited to: game installer bugs, data anomalies).

4.3	Server Stress Testing and Resource Optimization: To ensure the commercial operation of the game, Party B shall cooperate with relevant technical tests as required by Party A. Party A has the right to request Party B to make necessary optimizations to server resource usage (including but not limited to optimization of the game deployment architecture and compression or recycling of server resources).

4.4	Server Ownership: The cooperation between Party A and Party B does not change the ownership of each party’s servers. Any user losses caused by server technical failures or other reasons provided by either party shall be compensated by the responsible party.

4.5	Others: During the cooperation period, if additional servers or related supporting facilities and support are needed due to game operation, both parties shall negotiate and cooperate to resolve the matter.

5.	Game Delivery

5.1	Party A shall provide Party B with the complete game SDK and integration documentation. After receiving the SDK from Party A, Party B shall integrate the SDK into the authorized game within the time agreed upon by both parties, ensuring the game can operate smoothly.

5.2	After the parties agree on the regular update release schedule, Party B shall provide the update program at least five working days in advance to allow Party A to set up the test environment, conduct testing, and upload to the client. Any additional time required due to modifications to game content and functionality requested by Party A beyond the aforementioned development requirements is not included in this provision.

5.3	If Party A finds any defects in the source code and documentation (collectively referred to as “Submitted Materials”) received from Party B for assisting with game operation services (including but not limited to operating the games in the agreed regions under the agreement), Party A shall notify Party B to make corrections, and Party B shall supplement or correct them within ten working days after receiving the notice from Party A.

5.4	According to Party A’s game distribution requirements, if Party A deems it necessary to make modifications or changes, Party B shall make the corresponding modifications or changes free of charge.

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6.	Technical Support

6.1	Within seven working days after the Agreement takes effect, Party B shall provide Party A’s technical personnel and game administrators with operational-related technical documents and training, including but not limited to basic introduction to the game system, game system setup, operation and maintenance processes, and game management tools. Both parties may communicate and consult on the above content via telephone or in writing.

6.2	After the Agreement takes effect, Party B shall provide technical support services to Party A through telephone consultation or written communication, ensuring that technical personnel can answer Party A’s inquiries. If necessary, both parties may negotiate for Party B to dispatch developers to Party A’s business location or other relevant locations designated by Party A for support.

6.3	Party A shall prepare servers that meet Party B’s software installation requirements, and Party B will provide hardware configuration requirements in advance.

6.4	Both parties shall take reasonable measures to prevent the game’s or customer service system’s servers and other technical equipment from being attacked or deceived by hackers. Upon discovering any attack or deceitful behavior, the party must immediately notify the other party and submit a written report describing the nature of the incident in detail, so that the other party can understand the situation. Party B shall provide a written response within one working day of discovering or receiving this report, and resolve it within the timeframe agreed upon in Annex 2 of the contract (Cheat Level/Resolution Time Standards). If the situation is extremely serious, both parties may negotiate for Party B to dispatch developers to Party A’s business location or other relevant locations designated by Party A for support.

6.5	After receiving a BUG report from Party A, Party B shall resolve it within the timeframe agreed upon in Annex 2 of the contract (Bug Level/Resolution Time Standards); after receiving a written report of an emergency incident from Party A, Party B shall respond according to the emergency incident handling timeframe specified in Annex 3 (Game Malfunction Handling Standards). If the situation is extremely serious, both parties may negotiate for Party B to dispatch developers to Party A’s business location or other relevant locations designated by Party A for support.

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6.6	If negotiated between both parties, in cases where the major errors described in Clauses 6.4 and 6.5 are clearly caused by each party’s own reasons, each party shall bear the costs and losses of resolving these errors. If the cause of an incident cannot be clearly attributed to either party, both parties shall jointly negotiate how to share the costs and losses.

6.7	Both parties agree to maintain at least 12 online meetings or face-to-face communications per year during the term of the Agreement.

7.	Revenue Sharing

7.1	Both parties agree that Party A shall pay Party B a royalty equivalent to 7.5% of the revenue (income turnover) generated from the licensed game. The revenue-sharing calculation formula is as follows:

Revenue share = Revenue * 7.5%

Where

“Revenue” refers to the amount actually received by Party A from the gaming platform (including but not limited to Apple App Store or Google Play Store) from consumers in the authorized territory for purchasing/downloading the licensed game, viewing in-game advertisements, and making in-game purchases;

7.2	The royalty shall be calculated on a monthly basis and paid by Party A via bank wire transfer within thirty (30) days after the end of the month upon receipt of a valid invoice, or, where permitted by local law and with Party B’s consent, through an automated payment plan. Party A shall provide Party B with a report containing the necessary information to reasonably calculate the amount due to Party B for that period (if any). With reasonable notice (not more than once per year), Party B may audit Party A’s records used as the basis for this report.

[***]

If Party B’s account is changed or becomes unavailable, Party B shall promptly notify Party A in writing. Otherwise, Party B shall bear all losses arising therefrom.

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7.3	The type of invoice Party B shall issue to Party A is: INVOICE;

7.4	Each party shall be responsible for paying any taxes or fees imposed by any government authority.

8.	Marketing and Operation

8.1	Party A will make every effort to carry out market promotion and marketing activities for the game. Within two months before the game officially begins commercialization, Party A shall formulate and finalize the marketing plan (the “Marketing Plan”) and, before the Marketing Plan is implemented, notify Party B in writing of the specific details of the Marketing Plan. Party B has the right to propose modifications to the Marketing Plan. The Marketing Plan includes, among other things, the schedule, budget, pricing, promotion plan, advertising plan, and strategy for the commercialization and operation of the game in the specified region. Party B shall fully assist Party A in implementing the Marketing Plan.

8.2	The copyright of marketing and promotional materials produced by Party A for the game shall be exclusively owned by Party A (including but not limited to advertising materials, marketing plans, etc.). Party A has the right to use these advertising materials for promotion related to the game under this Agreement as well as for the promotion of its own brand. For the avoidance of doubt, both parties confirm that the advertising materials also include game-derived products or other promotional products.

8.3	Party A shall be responsible for authorizing the game analysis tools and data analysis, providing Party B with access and usage rights, and sharing the data analysis results with Party B. In accordance with the relevant provisions of this Agreement, both parties agree to reasonably adjust the operation of the authorized game based on the game data analysis results to meet the needs of game operation.

8.4	If Party A’s game promotion, operation, or related content does not comply with local laws, regulations, and policies, or may otherwise affect the normal operation of the authorized game, Party A shall modify or delete it. Party B shall not bear any compensation or joint liability for complaints, claims, disputes, administrative penalties, lawsuits, arbitration, or other situations arising from game promotion, operation, or related content, and all shall be handled and resolved by Party A. Any actual losses arising from this shall be fully borne by Party A.

8.5	When Party A enters into contracts with advertising/distribution channels, Party A shall notify Party B; (2) Party B shall be the ultimate beneficiary of all contracts signed by Party A with advertising agents and distribution channels; (3) before signing, Party B shall review the contracts with the distribution platforms.

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9.	Responsibilities

9.1	Party A is responsible for providing game operation services to end users within the authorized region in accordance with this Agreement. Party A shall use the game products and art materials provided by Party B to provide the SDK for cooperating games and a membership billing system for the authorized game products. Users shall use the membership account and password of Party A or a third party designated by Party A to log in to the cooperating games, and registration, login, and top-up shall directly link to the top-up system of Party A or the system designated by Party A. Party A guarantees that the SDK functions embedded in the authorized games must not violate the relevant laws and regulations of the authorized region (including but not limited to stealing user privacy, unauthorized charges, modifying users’ mobile systems, or infringing on users’ rights in any way). Any user complaints or legal disputes arising from Party A’s SDK shall be borne by Party A, and Party B shall not be responsible in any way.

9.2	Party B is responsible for providing ongoing development support for the licensed game, including but not limited to: technical assessment, architecture design optimization support, server/client configuration, and bandwidth analysis; cooperating with Party A to implement localization of the licensed game in aspects such as game UI, gameplay operations, beginner guidance, character and item optimization, quests, and game maps; and cooperating with Party A to implement ongoing game updates, game design, business model planning, event management, and community design planning.

9.3	Party B shall be responsible for the continuous development of the licensed game and related technical support. After Party A officially begins commercial operations in the licensed region, Party B shall provide Party A with update services at least once every two weeks (as defined in Clause 1) and at least one minor expansion update per quarter, as well as at least one major expansion update every six months. Party A may request in writing that Party B provide update services for special local events or specific occasions in the designated region, with the actual implementation and scheduling of such services to be determined through mutual consultation between both parties.

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9.4	In order to assist end users in using the game, Party A shall provide comprehensive and considerate technical support, including but not limited to a 24-hour technical service window, online customer service, sufficient outbound bandwidth and lines for running the game, and servers suitable for online game operation. Party B shall provide the necessary training and support for Party A’s customer service work in accordance with the provisions of this agreement, and provide necessary cooperation based on Party A’s actual situation.

9.5	If both parties discover that an end user is using the cooperative game in violation of the user agreement or relevant laws, or is engaging in behavior that seriously affects the normal operation of the cooperative game, they shall promptly inform the other party of the situation. After confirmation by Party A, appropriate penalties shall be imposed on the end user exhibiting such behavior (including but not limited to warnings, account suspension, etc.). Party B shall actively cooperate and take effective measures to enforce penalties or sanctions, provided that it does not violate legal regulations. However, penalties imposed on such violating players shall not affect other normal players, nor shall they affect the normal operation or in-game purchases.

9.6	Party B and Party A shall make every effort to take legal and administrative measures to prevent third parties from infringing on the game. The costs incurred from taking such measures shall be jointly borne by both parties. Both parties confirm that Party A will be solely responsible for the rights protection of the game. After deducting the costs, the profits from rights protection shall be distributed between Party A and Party B according to the revenue-sharing ratio of that month. Any disputes arising involving players shall be resolved through mutual consultation, with the party at fault bearing full responsibility.

9.7	Before the game’s official commercialization, both Party A and Party B shall jointly confirm the security solutions for anti-hacking and anti-cheat measures. This solution shall be collaboratively negotiated and implemented by technical personnel from both parties based on the standards listed by Party A. Party B shall, according to the jointly confirmed security solution, make the necessary technical modifications to the game to meet the anti-hacking and anti-cheat technical standards stipulated in Annex II of the contract (Cheat Level/Resolution Time Standards).

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9.8	All relevant fees for game services provided to end users, including but not limited to membership fees and the prices of in-game items, shall be determined through mutual consultation, but Party B shall have the final decision-making authority.

9.9	Party A is responsible for all the necessary authorization and approval applications required for operating the game in the regions where it will be launched (if any). Party B is obligated to make every effort to assist Party A in carrying out the aforementioned application work.

9.10	If Party B develops or releases a series of games after executing this agreement, Party A shall have the right of first priority to operate as an agent under the same conditions with third-party distribution partners. Both parties agree to discuss the right of first priority for operating these games when renewing this agreement.

10.	Intellectual Property

10.1	Party B shall have independent and full copyrights, trademark rights, and other intellectual property and proprietary rights over the Chinese name of the subject matter, developed characters, gameplay, UI, game texts, in-game items, source code, and other works, all of which are created at its own expense. Party A may, for operational purposes, adapt, translate, annotate, and organize the symbols, images, and characters of the subject matter in the course of the online game service of the subject matter. Party A may also use the trademarks, images, symbols, and characters of the subject matter independently or in combination with trademarks, images, symbols, and characters owned by Party A to fulfill the purposes of this Agreement. Party A shall have independent and full intellectual property rights over the trademarks, images, symbols, and characters created through such adaptation, translation, annotation, organization, and combined use. Party A shall notify Party B in writing in advance, and with Party B’s consent, Party A has the right to use the above intellectual property in the manner described. If Party B does not respond to Party A’s written notice within 20 (twenty) working days, it shall be deemed that Party B has tacitly agreed to Party A’s use.

10.2	For any infringement, illegal use, or misuse of the subject matter reported by Party A to a third party, or for similar situations that Party B becomes aware of, both parties shall actively take necessary measures to stop such illegal infringements; Party A has the right to take action in its own name through the courts, administrative agencies, or other competent authorities to protect the subject matter from illegal infringement.

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10.3	Except for work required under this Agreement, neither party shall use or reproduce the other party’s trademarks, logos, commercial information, technology, or other data without the prior written consent of the other party.

10.4	When using the other party’s name for publicity with authorization, neither party shall engage in any misleading or confusing actions that might cause others to mistakenly believe that one party is a subsidiary, branch, affiliate, or other entity with a substantive relationship to the other party.

10.5	Party B hereby represents and warrants that it owns all legal and valid rights related to the game and will grant the relevant rights and licenses to Party A in accordance with the provisions of this Agreement. The game, game-related images, game interfaces, characters, logos, roles, text, images, music, geographical indications, videos, and technical information do not infringe any third-party copyrights, patents, trademarks, or other intellectual property rights. If Party B requests that the game’s trademark or software copyright be registered domestically or internationally in Party B’s name, Party A shall actively cooperate with Party B in such registration, including but not limited to providing corresponding channels for processing, registration, and expedited services. However, if, after receiving written notice from Party A, Party B refuses in writing to handle such trademark or software copyright registration, or fails to respond to Party A’s written notice within 20 (twenty) business days, Party A may proceed with the domestic or international registration on its own, and Party B shall actively cooperate in accordance with the provisions of this Agreement.

10.6	If Party B violates the provisions in Article 10.5 and causes claims from a third party, Party B shall indemnify and protect Party A against any losses, expenses, and liabilities arising from such third-party claims, including but not limited to compensation or reimbursement costs that Party A bears due to intellectual property issues as determined by a court or arbitration, as well as litigation fees, travel expenses, etc., incurred by Party A. If mediation or settlement is involved, the plan must be approved by Party B, and any attorney fees involved must also be reviewed and approved by Party B. Party B shall unconditionally pay the above amount to Party A within three working days upon receiving written notice, and Party A has the right to deduct the above amount from any payment due to Party B. If Party B fails to pay on time or if the payment due to Party B is insufficient to cover the above amount, Party B shall return to Party A the authorization fees, revenue shares, or other amounts already paid. Party B shall unconditionally pay the above amount to Party A within three working days upon receiving Party A’s written notice, and Party A has the right to deduct the above amount from any payment due to Party B. Under these circumstances, Party A has the right to notify Party B in writing to suspend or terminate this agreement in advance. To the extent permitted under applicable laws, Party A owns the operations database, user data, and other related materials of the games “Idle Game, Tile Game, Screw Game,” but at Party B’s reasonable request, Party A shall provide the necessary disclosures to Party B.

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10.7	Except as otherwise stipulated in this agreement, the intellectual property rights of the game content and game derivatives developed by Party B shall solely belong to Party A. The intellectual property derivative products jointly created by both parties, including but not limited to new game features, advertising promotions, marketing projects, and characters, shall have all rights and interests jointly owned by both parties.

11.	Breach of Contract

11.1	Except as otherwise provided in this Agreement, any party who directly or indirectly violates any clause of this Agreement, or fails to perform or fails to timely and fully perform its obligations under this Agreement, shall constitute a breach of contract. The non-breaching party shall have the right to require the breaching party, by written notice, to correct its breach and take sufficient, effective, and timely measures to eliminate the consequences of the breach, and to compensate the non-breaching party for any losses incurred as a result of the breaching party’s breach. If the breaching party fails to correct its breach within 15 working days after receiving the above notice from the non-breaching party regarding its violation, the non-breaching party shall have the right to terminate this Agreement prematurely upon issuing a written notice.

11.2	Except as otherwise provided in this Agreement, if after the occurrence of a breach, the non-breaching party reasonably and objectively determines that such breach has fundamentally made it impossible to achieve the purpose for which this Agreement was signed, the non-breaching party shall have the right to terminate this Agreement in advance by giving written notice, and the breaching party shall compensate the non-breaching party for all direct losses incurred as a result of the breaching party’s breach.

11.3	If Party A fails to pay Party B the revenue share from the authorized game operations as agreed, and the delay exceeds 30 (thirty) days, Party B has the right to request the termination of this agreement.

11.4	Party B, in accordance with the authorization content stipulated in Article 3 of this Agreement, shall grant Party A the rights to this game exclusively and solely. Under no circumstances shall Party B engage in the cooperation content stipulated in this Agreement with any third party in any form. Otherwise, Party A has the right to unilaterally terminate this Agreement and require Party B to return all amounts paid by Party A (including but not limited to licensing fees, revenue shares, etc.), as well as compensate Party A for all losses incurred, including but not limited to game promotion costs, game operation costs, personnel costs, maintenance costs, etc. Moreover, all income generated from Party B’s cooperation with any third party under the authorized content of this Agreement shall belong to Party A, and Party B shall, unconditionally, pay such income to Party A within three working days upon receiving written notice from Party A.

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11.5	If Party B engages in any of the following breaches, Party A has the right to unilaterally terminate the agreement and require Party B to return the authorization fees. Party B shall compensate Party A for any resulting losses:

11.5.1	If the authorized game encounters a fatal or serious issue, and Party B fails to resolve it within the time agreed upon by both parties, resulting in the game being unable to operate normally within a reasonable period;

11.5.2	During the term of the agreement, if the development team of the licensed game disbands or the product cannot undergo further development;

11.6	In the event of a breach by one party, the breaching party shall bear all losses caused to the other party, including transportation costs, attorney’s fees, litigation costs, and preservation insurance fees.

12.	Governing Law

12.1	If any dispute arises between the parties during the performance of this agreement, it shall be resolved through friendly consultation. If the dispute cannot be resolved after consultation, either party shall submit the dispute to the Shenzhen Court of International Arbitration (SCIA) for arbitration in accordance with the arbitration rules of SCIA. The arbitration award shall be final and binding on both parties.

12.2	The conclusion, validity, interpretation, performance, and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

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13.	Confidentiality

13.1	Without the other party’s written consent, neither party shall disclose to any third party (except as required by relevant laws, regulations, government authorities, stock exchanges, or other regulatory agencies, and the legal, accounting, business, and other advisors or authorized employees of both parties) any content of this agreement, the execution and performance of this agreement, or any information of the other party and its affiliates obtained through the signing and performance of this agreement.

13.2	The confidentiality obligations under this agreement are permanent, unless required or authorized by relevant government authorities or judicial institutions for use by their advisors, or unless such confidential information is declassified by the owner of the information.

13.3	Party B shall make every effort to protect the game source code and shall not disclose it to any other party for any reason. If the source code is leaked due to Party B’s negligence or improper intent, Party B shall be responsible for the losses caused by the leakage. Moreover, Party B shall implement strict confidentiality measures to prevent its employees from leaking or third parties from stealing such source code.

13.4	The ownership of data generated by the game on the game data server belongs to both parties, but user data (including but not limited to user registration information, user character information, user top-up information, user item consumption data, and other user-related data) belongs to Party A. Neither party may provide or disclose such data to any third party without the other party’s written consent.

13.5	Notwithstanding the above provisions, the recipient has no obligation regarding any of the following confidential information：

(a)	Before or after the execution of this agreement, confidential information is not disclosed or made known to the public due to a breach by either party；

(b)	The receiving party was already aware of the confidential information before it was disclosed.

(c)	Before or after such confidential information is lawfully disclosed to the receiving party by a third party (who has no obligation to keep the confidential information confidential);

(d)	Confidential information independently developed by the receiving party without reference to any confidential information;

(e)	Confidential information disclosed in accordance with a valid order or request from a court, administrative agency, or other government department, provided that the receiving party gives prior written notice of such order or request to the disclosing party, allowing the disclosing party to seek reasonable and effective protective measures to prevent or limit the disclosure.

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14.	Contract Duration

14.1	This Agreement shall come into effect on the Effective Date. Unless terminated earlier in accordance with this Agreement, it shall remain in effect for three (3) years from the date the game begins commercial operations.

15.	Notice Provisions

15.1	Any notice, document, or application sent by one party to the other under this Agreement shall be in writing, bearing the official seal, and delivered by registered mail, express courier, or by hand.

15.2	If sent by registered mail, it shall be deemed delivered on the fifth day after posting; if delivered by a person (including express delivery), it shall be deemed delivered on the date the recipient signs for it.

15.3	The above-mentioned notices, documents, or applications issued under this Agreement shall be delivered in accordance with the following contact information or any other contact information as may be changed in writing by both parties to this Agreement:

Party A： HongKong Grand Universe Technology Limited

Address：Room 5003，5/F., Yau Lee Centre, 45 Hoi Yuen Road, Kwun Tong, Hong Kong

Email：[***]

Party B: NEXFUN COMPANY LIMITED

Address：Lo A17B, Tang 3A, Toa nha van phong KoCham, Duong Le Duan, Phuong Phu Hoa, Thanh pho Thu Dau Mot, Tinh Binh Duong, Viet Nam

Email：[***]

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16.	Termination

16.1	This agreement may be terminated upon mutual consent of both parties after consultation.

16.2	If any of the following situations occur, both parties have the right to immediately terminate this agreement：

(a)	If one party, due to a serious breach of the agreement, receives written notice specifying the nature of the breach, the ineffectiveness of performance, or remedial measures, and fails to remedy the breach within thirty days of receiving the notice;

(b)	If one party or its creditors or any other lawful parties apply for liquidation, bankruptcy, reorganization, settlement, or dissolution; or if one party is unable to pay any of its due debts; or if the creditors of one party take over its operations;

16.3	In the event that the cooperation between both parties is terminated due to reasons other than force majeure or reasons not attributable to Party A, or upon expiration of the contract, in order to protect the interests of the players, both parties shall make every effort to terminate the service in an appropriate manner from the perspective of player experience. The specific method shall be determined through friendly negotiation between both parties and confirmed in writing. After the cooperation between both parties is terminated or the contract expires, Party B has the right to authorize the content stipulated in Clause 3 of this Agreement to a third party and enter into a contract with the third party with the same content as this Agreement, but this can only begin after Party A has finally shut down all servers.

16.4	After the termination of this Agreement, unless explicitly stated otherwise in the terms of the Agreement, Articles 10, 12, and 13 shall remain in effect.

17.	Force Majeure

17.1	“Force Majeure” refers to events that neither Party A nor Party B can reasonably control, foresee, or, even if foreseen, avoid, which hinder, affect, or delay the performance of all or part of their obligations under the agreement. Such events include, but are not limited to, government actions, natural disasters, wars, strikes, hacker attacks, computer viruses (such as Trojan horses, worms, etc.), technical adjustments by telecommunications authorities, or any other similar events.

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17.2	In the event of a force majeure, the affected party shall promptly and adequately notify the other party in writing, informing the other party of the potential impact of such event on this agreement, and shall, within a reasonable period (within 30 days after the occurrence of the force majeure event), provide detailed information about such event and relevant certification issued by the relevant organizations explaining why the affected party is unable to perform all or part of its obligations under this agreement.

17.3	If, due to the aforementioned force majeure events, all or part of the agreement cannot be performed or is delayed, neither Party A nor Party B shall bear any liability for breach between each other.

18.	Amendment of the Agreement

After this agreement comes into effect, unless otherwise stipulated, neither party may unilaterally modify it. Any modifications to this agreement must be made in writing and will only take effect after being signed by authorized representatives of both parties and affixed with the official seals of both parties or the special seal filed with the public security authorities. If any provision of this agreement is amended by mutual consent and conflicts, ambiguities, or inconsistencies arise with other provisions or annexes, the mutually agreed amended provisions or annexes shall prevail.

19.	Other Provisions

19.1	The terms “in writing,” “written form,” or “written confirmation” as stipulated in this agreement refer to a written form or confirmation that is considered valid only when the sender or confirmer has affixed an official seal on a paper document and delivered it.

19.2	Both parties agree that if this agreement expires or is terminated early for any reason, resulting in the inability to continue performing this agreement, Articles 10, 11, and 12 of this agreement shall remain in effect.

19.3	All attachments to this Agreement are an integral part of this Agreement. This Agreement and its attachments constitute the complete agreement between the parties regarding the subject matter of this Agreement and supersede all prior oral and written discussions, negotiations, notices, memoranda, documents, agreements, contracts, and communications between the parties concerning that subject matter.

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19.4	Regardless of the reason (including but not limited to violation of applicable laws and regulations) that causes any provision of this agreement to be wholly or partially invalid or unenforceable, it shall not affect the validity, legality, and enforceability of any other provision of this agreement.

19.5	This agreement shall come into effect from the date when it is signed by the legal/authorized representatives of both parties and stamped with their official seals or other specialized seals registered with the public security authorities.

19.6	This agreement is written and executed in Chinese.

19.7	Without the prior written consent of the other party, neither party may assign its rights (in whole or in part) or transfer its obligations (in whole or in part) under this Agreement, except as otherwise provided in this Agreement.

19.8	This agreement is made in four original copies, with each party holding two copies, all of which have the same legal effect.

19.9	Any matters not covered in this agreement shall be resolved through separate negotiations between both parties.

(Except for the attachments to this agreement, there is no main text of this agreement below.)

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Party A：

Signature：	/s/ HongKong Grand Universe Technology Limited

Name：	Vivi Chen

Date：	July 1, 2024

Party B：

Signature：	/s/ Nexfun Company Limited

Name：	Liyun

Date：	July 1, 2024

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Appendix 1：Power of Attorney

Authorised Person：Hongkong Grand Universe Technology Limited

《 idle Game，Tile Game，Screw Game 》(hereinafter referred to as the ‘Licensed Game’) is an online game product independently developed by our company. Our company holds full and independent copyright rights to this game, sufficient to authorize your company to operate the Licensed Game. We hereby grant your company the exclusive right to operate the Licensed Game. Your company may operate the Licensed Game on its own or, with our prior written consent, authorize a third party to operate the Licensed Game.

During the authorization period, your company has the exclusive, non-transferable, and sublicensable right to operate the authorized game (your company must obtain our written consent before granting any sublicenses), including but not limited to：

1. Your company has the right to decide on the marketing and promotional plans for the authorized games.

2. Your company has the right to designate or provide the user system and payment system for the authorized game;

3. Your company has the right to authorize third parties to provide information services, advertising services, promotional services, and other related services for the authorized games.

4. Your company has the right to authorize third parties to provide user systems and payment systems for the authorized game;

5. Your company has the right to build websites, forums, and other platforms for the authorized games;

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6. Your company has the right to reasonably use the authorized game’s name, our company’s trademarks, logos, and name in the operation and promotion activities of the authorized game.

7.

Authorisation Period：Three years from July 1, 2024

Licensed Version：Mobile App version（iOS and Android）

Authorised Channel：App Store and Google Play

Authorised Region：Worldwide excluding Mainland China

《 idle Game，Tile Game，Screw Game 》include below games:

1. Beauty Onet

2. Supreme Jigsaw

3. Lovely Screw

4. Fantasy Screw

5. Block Sort

6. Travel Onet

7. Travel Tile

8. Travel Screw

9. Word Master

Authoriser：	NEXFUN COMPANY LIMITED

Date：	July 1, 2024

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Appendix 2：Cheat/Exploit Severity Levels and Resolution Time Standards

Definition of Game Anomaly Levels (Cheats or Exploits)

Anomaly Level	Definition	Response Time	Solution Proposal Time	Resolution Time	Resolution Process
Highest	Severely affects game fairness	30 minutes	8 hours	≤ 72 hours	Step 1: Provide description of the anomaly and the affected user ID(s); Step 2: Verify and ban the cheating user ID(s); Step 3: Patch the vulnerability at the same time. If no vulnerability exists, only perform Steps 1–2.
Able to illegally obtain in-game virtual items
Able to participate in the game automatically for extended periods without human intervention
Able to automatically complete most major game functions
High		2 hours	4 hours	≤ 72 hours	Same process as above
Able to automatically complete some major game functions
Dedicated cheating tools developed specifically for the game
Medium	Affects game fairness but can only perform simple automated functions, usually relying on generic tools	Negotiated	Negotiated	≤ 72 hours	Same process as above

Cheat Type Definitions

Cheat Level	Cheat Type

Highest	Data modification cheats

Data forgery cheats

High	Speed hacks / accelerators

Medium	Macro tools + scripting (e.g., AutoHotkey-style scripts)

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Appendix 2: Bug Severity Levels and Resolution Time Standards

Bug Level	Definition	Response Time	Solution Proposal Time	Resolution Time
Fatal	Players cannot log in normally or encounter severe abnormal errors after logging in	Immediate	1 hour	1 hour
Serious	Players can log in, but abnormal errors occur in-game that do not severely affect core functions	1 hour	2 hours	8 hours
Normal	Affects regular player experience	2 hours	Same-day email reply	Next version update
Prompt	Text errors	Negotiated	Negotiated	Next version update

Detailed Bug Examples (including but not limited to)

Fatal

●	Crashes, freezes, or illegal exits caused by legitimate in-game operations

●	Database deadlocks during gameplay

●	Severe logic errors preventing normal play

●	Item/money duplication that breaks fairness and balance

●	Money-related bugs in trading, shops, auctions, etc.

●	Unauthorized attribute modification via abnormal methods

●	Repeating one-time tasks for extra rewards

●	Security issues related to passwords, etc.

●	Unable to download/update or update errors

●	Severe client/server performance degradation affecting normal play

●	Other major defects that seriously damage game fairness and balance

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Serious

●	Severe logic errors inconsistent with design documents

●	Continuous client memory growth

●	Interface/program errors

●	Minor numerical calculation errors

●	UI issues that severely affect feature experience

●	Unreasonable numerical design severely impacting experience

●	Non-standard display severely affecting understanding of game features

Normal

●	Legacy bugs that do not affect gameplay

●	Minor functional bugs

●	Unclear version notes, right-click descriptions, or help text

●	Unclear terminology in prompts

●	No confirmation prompt for delete operations

●	Simple input validation not handled on client side

●	Non-standard display formatting

●	No clear distinction between editable and read-only fields

Prompt

●	Aesthetic UI issues

●	General user experience problems

●	Suggestions regarding values or design

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Appendix 3: Game Malfunction Handling Standards

Terminology

Term	Explanation

Availability	The ability of an application service or component to function normally at a given time or over a period. High availability means minimal downtime and rapid recovery.

Reliability	The characteristic of an application service not experiencing operational failures during operation. Sufficient reliability means no interruptions during agreed service periods and strong recovery capability.

Minimum Uptime	The shortest interval between two failures of an application service or component.

Malfunction Severity Levels and Examples

Extremely Critical (affects data security and system security)

●	Serious security vulnerabilities due to unreasonable system design

●	Complete or partial data loss due to design flaws

●	Data corruption due to design flaws

●	Leakage of confidential information due to design flaws

Critical

●	Program crashes, freezes, disappearance, etc.

●	System crashes or illegal shutdowns caused by the program

●	Excessive memory allocation causing system memory shortage

●	Major logic errors rendering primary functions unusable

●	Payment module failure resulting in zero revenue

●	Errors severely affecting game balance/fairness with serious consequences

●	Severe server performance degradation seriously affecting normal play

●	Unrecoverable download/update failures

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Serious

●	Logic errors affecting some game functions

●	Memory leaks

●	Excessive CPU/memory usage (performance targets)

●	Server performance degradation affecting some players

●	High update failure rate

●	Payment module issues causing revenue loss

●	Major peripheral system failures

Normal

●	Logic errors with limited impact

●	Minor peripheral system failures

Detailed Malfunction Standards by System Layer

Layer	Modules (examples)	Severity	Expected Reliability (min. interval)	Response & Solution Proposal Time
Access Layer	Version server, directory server, load balancer	Extremely Critical	Never occur	—
		Critical	1 year	Response: 1h / Proposal: 4h
		Serious	6 months	Response: 2h / Proposal: 12h
		Normal	3 months	Response: 24h / Proposal: 72h
Business Logic Layer	Game server, scene server, relay server, cache, competition/PK servers	Extremely Critical	Never occur	—
		Critical	6 months	Response: 2h / Proposal: 12h
		Serious	3 months	Response: 8h / Proposal: 24h
		Normal	1 month	Response: 24h / Proposal: 72h
Data Layer	Database buffer server	Extremely Critical	Never occur	—
		Critical	1 year	Response: 1h / Proposal: 4h
		Serious	6 months	Response: 1h / Proposal: 8h
Payment Module	Billing, payment, shop, delivery servers	Extremely Critical	Never occur	—
		Critical	1 year	Response: 1h / Proposal: 4h
		Serious	6 months	Response: 1h / Proposal: 8h

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Appendix 4

After the games 《Idle Game, Tile Game, Screw Game》 obtain the Computer Software Copyright Registration Certificate and Trademark Registration Certificate (if any), Party B (NEXFUN COMPANY LIMITED) shall provide copies of these certificates to Party A.

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